Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE			March 1, 2005

BUTLER NATIONAL CORPORATION REPORTS RECORD THIRD QUARTER,

NINE MONTHS FINANCIAL RESULTS AND CONFERENCE CALL

167% Increase In Revenue For The Three Months to $7.0 Million From the Same Period Last Year

158% Increase In Revenue For The Nine Months to $18.1Million From the Same Period Last Year

OLATHE, KANSAS, March 1, 2005, - Butler National Corporation (OTC Bulletin Board BUKS), a leading manufacturer and provider of support systems for "Classic" commercial and military aircraft, announces its financial results for the third quarter and nine months ended January 31, 2005. In conjunction with the release, the Company has scheduled a conference call Wednesday, March 2, 2005 at 9:00AM Central Standard Time.

What: Butler National Corporation Third Quarter and Nine Months Conference Call

When: Wednesday, March 2, 2005 - 9:00 AM Central Standard Time

How: Live via phone by dialing 800-936-4602. Code: Butler National Corporation. Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corp., will be leading the call and discussing results of the third quarter and nine months, the status of existing and new RVSM orders, gaming activities and an outlook on the balance of fiscal 2005.

Historical selected financial data related to all operations:
	Quarter Ended January 31			Nine Months Ended January 31
	(In thousands except per share data)			(In thousands except per share data)
	2005	2004	2003	2005	2004	2003

Net Sales	$7,011	$2,626	$1,806	$18,113	$7,013	$4,579
Operating Income	769	219	166	1,936	589	135
Net Income	666	178	140	1,672	484	46
Per Share Net Income	.02	.00	.00	.04	.01	.00
Total Assets	16,783	10,695	9,619	16,783	10,695	9,619
Long-term Obligations	2,265	1,564	1,670	2,265	1,564	1,670
Shareholders' Equity	8,390	6,241	5,600	8,390	6,241	5,600
New Product Research and Development Cost	283	314	255	914	1,043	863
nr = not reported
Highlights of the report include:
  The increase in sales for fiscal year 2005 is due to an increase in business in the Aircraft Modifications and Avionics related Classic Aviation Products.
  Sales for the three months ended January 31, 2005 increased 167% or $4.4 million to $7.0 million as compared to $2.6 million from the same period last year.
  Sales for the nine months ended January 31, 2005 increased $158% or $11.1 million to $18.1 million, as compared to $7 million for the same period in 2004.
  Net income for the three months ended January 31, 2005 increased 274% to $666,000 or $.02 per diluted share, as compared to net income of $178,000 or $.00 per diluted share for the same period in 2004.
  Net income for the nine months ended January 31, 2005 increased 245% to $1.7 million or $.04 per diluted share, as compared net income of $484,000 or $.01 per diluted share for the same period in 2004.
  Operating income for the first nine months fiscal year 2005 increased $1,346,744 (228%) after deducting a research and development charge of $914,469, primarily related to product improvements in Avionics and Aircraft Modifications.
  Backlog at January 31, 2005 was $12.6 million compared to $11.5 million at April 30, 2004 and $7.3 million at January 31, 2004.

Management Comments:

Clark D. Stewart, President of the Butler National said, "We just completed the first nine months of fiscal year 2005 on target with our Classic product development plans. We also completed our third profitable year, and exceeded the 2004 profit by 127% in the first nine months of fiscal 2005. Our focus on Classic Aviation Products allowed us to invest in product development and market refinement as an expense, 5% of sales, and show close to a two million dollar operating income. We continue development of new products to stabilize our long-term revenues, including RVSM for the Learjet 20 series and the Falcon 20 series airplanes, weapon control systems, expanded professional services, and extension of our gaming management segment.

Our determination to focus Butler National Corporation on 'Classic' Aviation Products, consistent with our long and significant heritage as a manufacturer of airline avionics equipment and as a modification facility for aircraft in service is beginning to make a positive showing on the financial statements. We intend to provide Classic Aviation Products that will support and promote continued safe commercial and general aviation. Our plans are to provide support to in-service aircraft that will operate with a positive cost benefit into the middle of the 21st century.

Currently, our backlog of almost $12 million reflects the potential to realize the results of our product development efforts. We must continue working hard to ship the backlog, replace the backlog with new orders and further take advantage of these new products. We should note that our April 30, 2004 backlog was approximately 60% of sales during the first nine months of fiscal 2005. We are pleased to see the growth in our backlog for our new Classic Aviation Products and Services. All operating segments made significant accomplishments.
I am pleased with the continued progress and very hard work by our people in this fiscal year. Many programs and projects are being established to continue this progress into the future. We are moving confidently into the balance of fiscal 2005 with a strong balance sheet, a healthy backlog and a platform for growth."

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT:
Jessica A. Bush, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062

Jim Drewitz, Public Relations
jdrewitz@comcast.net

Phone (913) 780-9595
Fax (913) 780-5088

Phone (972) 355-6070

For more information, please visit the Company web site: www.butlernational.com
-End-